EXHIBIT 21
Subsidiaries
     As of March 31, 2007:

Subsidiary	Jurisdiction of Incorporation
Faroudja Inc.	Delaware
Faroudja Laboratories Inc.	California
Genesis Microchip (Canada) Co.	Nova Scotia
Genesis Microchip (Delaware) Inc.	Delaware
Genesis Microchip KK	Japan
Genesis Microchip LLC	Delaware
Genesis Microchip Limited Partnership	New Brunswick
Genesis Microchip (India) Pvt. Ltd	India
Sage, Inc.	Delaware
Smart Yantra Technologies Pvt. Ltd.	India
Genesis Microchip GmbH	Germany
Genesis Microchip Teknoloji
Pazarlama ve Ticaret Ltd. Sti.	Turkey